Exhibit 5.2

K&L Gates LLP One New Change London EC4M 9AF T +44 (0)20 7648 9000 F +44 (0)20 7648 9001 klgates.com

Amarin Corporation Plc One New Change London EC4M 9AF STRICTLY PRIVATE & CONFIDENTIAL	Tom Sibert thomas.sibert@klgates.com T +44 (0)20 7360 8197 Our ref TJS/6002745.00081 LDE No 58 London/Chancery Lane 7 August 2014

Dear Sirs

AMARIN CORPORATION PLC (THE “COMPANY”)

This opinion is being delivered to you in support of a filing by the Company of a registration statement on Form S-3, to be filed on or about 7 August 2014 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”), under the United States Securities Act of 1933 as amended (the “US Securities Act”), relating to the registration of, inter alia, certain securities to be issued by the Company from time to time as set out in paragraph 1 below.

1.	SECURITIES

The Registration Statement is filed for the registration, separately or together, of, inter alia, the following new securities, which may be issued by the Company from time to time after the date of this opinion (the “Securities”): (i) ordinary shares, par value 50 pence per share, of the Company (the “Ordinary Shares”); (ii) American Depositary Shares (“ADSs”), each representing one Ordinary Share and evidenced by American Depositary Receipts; (iii) preference shares of the Company, par value 5 pence per share (“Preference Shares”); (iv) ADSs each representing one Preference Share; (v) senior debt securities (the “Senior Debt Securities”), which may be issued pursuant to an indenture (the “Senior Indenture”) to be executed by the Company and a trustee to be named later; and subordinated debt securities (the “Subordinated Debt Securities” and, together with the Senior Debt Securities, the “Debt Securities”), which may be issued pursuant to an indenture (the “Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”) to be executed by the Company and a trustee to be named later; and (vi) warrants (the “Warrants”) to purchase any of the other Securities of the Company, or securities of other parties or other rights.

2.	DOCUMENTS

For the purposes of this opinion, we have examined only the following:

2.1	a Certificate of Good Standing issued by the Registrar of Companies in England and Wales in respect of the Company dated 6 August 2014 ;

2.2	a certificate (the “Secretary’s Certificate”) from the Assistant Company Secretary of the Company (the “Secretary”) of the same date as this opinion confirming, inter alia (i) that the copy of the Articles (referred to in paragraph 2.3 below) attached to the Secretary’s Certificate is correct and up-to-date; (ii) that the board meeting referred to in paragraph 2.7 below was duly convened and held and that the resolutions set out in the extract of the minutes of that meeting (the “Board Resolutions”) were duly passed; (iii) that the Company no

K&L Gates LLP is a limited liability partnership registered in England and Wales under number OC309508 and is authorised and regulated by the Solicitors Regulation Authority. Any reference to a partner in relation to K&L Gates LLP is a reference to a member of that LLP. A list of the names of the members and their professional qualifications may be inspected at our registered office: One New Change, London, EC4M 9AF, England. A reference to any office other than our London and Paris offices is a reference to an office of an associated firm.

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longer has an authorised but unissued share capital, and that there are no other limits under the constitution of the Company on the powers of the directors to allot shares or to grant rights to subscribe for shares; (iv) the nominal amount of shares which the directors are authorised to allot or grant rights to subscribe for under section 551 of the UK Companies Act 2006 (the “2006 Act”); and (v) the extent of the powers to allot equity securities conferred on the directors under section 570 of the 2006 Act;

2.3	copies of the certificate of incorporation, certificates of incorporation on change of name and articles of association of the Company (the “Articles”), copies of which are attached to the Secretary’s Certificate;

2.4	information on the file held at Companies House in respect of the Company disclosed by an online search of such file carried out by us at Companies House at 10:30 a.m. on 7 August 2014 (the “Companies Registry Search”) and information disclosed by an enquiry by telephone at the Central Index of Winding Up Petitions, London on 7 August 2014 at 11:35 a.m. with respect to the Company (the “Central Index Search”);

2.5	a copy of the Registration Statement substantially in the form filed under the US Securities Act (excluding its exhibits and any documents incorporated by reference into the Registration Statement, save as expressly mentioned in paragraph 2.6 below), but only to the extent required for the purpose of giving our opinion in paragraph 4 (subject to the reservations in paragraph 5) below;

2.6	a copy of the forms of the Indentures and the Debt Securities filed as exhibits to the Registration Statement;

2.7	an extract of the minutes of a meeting of the board of directors of the Company dated 10-11 March 2014, a copy of which is attached to the Secretary’s Certificate; and

2.8	a copy of the resolutions of the Company’s shareholders dated 6 July 2010, authorising the board of directors of the Company to allot shares and to grant rights to subscribe for shares and empowering the directors to allot equity securities, a copy of which is attached to the Secretary’s Certificate.

3.	ASSUMPTIONS

For the purposes of this opinion we have assumed without investigation:

3.1	the authenticity, accuracy and completeness of all documents submitted to us as originals or copies, the genuineness of all signatures and the conformity to original documents of all copies;

3.2	the capacity, power and authority of each of the parties (other than the Company) to any documents reviewed by us;

3.3	the due execution and delivery of any documents reviewed by us in compliance with all requisite corporate authorisations;

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3.4	that all agreements or documents examined by us that are governed by the laws of any jurisdiction other than England and Wales are on the date of this opinion legal, valid and binding under the laws by which they are (or are expressed to be) governed;

3.5	that the contents of the Secretary’s Certificate were true and not misleading when given and remain true and not misleading as at the date of this opinion and that there is no matter not referred to in the Secretary’s Certificate which would make any of the information in the Secretary’s Certificate incorrect or misleading;

3.6	that the Board Resolutions were duly passed at a meeting of the directors which was duly convened and held, that such resolutions have not been and will not be amended or rescinded and are and will remain in full force and effect, and that the minutes of that meeting have been signed by the chairman of the meeting and filed in the Company’s minute book;

3.7	that the directors present at the meeting referred to in paragraph 3.6 above duly declared any personal interest in the business transacted at the meeting and were entitled to count in the quorum and to vote in respect of the resolutions passed at the meeting and that in approving the Registration Statement, the directors were and will be acting in good faith and without any conflict of interest which was not fully disclosed and properly approved;

3.8	that no event has occurred since the issue of the Certificate of Good Standing referred to at paragraph 2.1 above such that the Registrar of Companies would decline to issue a similar certificate as at the date of this opinion;

3.9	having undertaken the Companies Registry Search and the Central Index Search and having made enquiries of the Secretary (together, the “Searches and Enquiries”) (but having made no other searches or enquiries) and the Searches and Enquiries not revealing any of the same, that on the date of this opinion no resolution has been passed and no petition has been presented and no order has been made for the administration, winding up or dissolution of the Company and no receiver, administrative receiver, administrator, liquidator, provisional liquidator, trustee or similar officer has been appointed in relation to the Company or any of its assets and that none of the foregoing will occur between the date of this opinion and the date of allotment and/or issue of any Securities;

3.10	that no change has occurred to the information on the file at Companies House in respect of the Company since the time of the Companies Registry Search;

3.11	that the Companies Registry Search revealed all matters required by law to be notified to the Registrar of Companies and that the information revealed is complete and accurate as of the date of the Companies Registry Search and that further searches would not have revealed additional or different matters that could have affected the opinions contained in this opinion;

3.12	that the information revealed by the Central Index Search is complete and accurate as of the date of such search and that further searches would not have revealed additional or different matters that could have affected the opinions contained in this opinion;

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3.13	that the centre of main interests, as such term is defined in Article 3(1) of the European Regulation on Insolvency Proceedings (EC No. 1346/2000), of the Company is and remains in England;

3.14	that, in respect of the Ordinary Shares and Preference Shares (including any securities with a right to convert or exchange into Ordinary Shares or Preference Shares (including, without limitation, the Debt Securities)) (the “Shares”) to be registered on Form S-3:

(a)	such Shares will be allotted and issued in accordance with the Articles;

(b)	a meeting of the board of directors of the Company (or a duly constituted and empowered committee thereof) shall have been duly convened and held and a valid resolution passed at such meeting, or a valid written resolution of the directors or a duly constituted and empowered committee thereof shall have been passed, to approve each allotment and issue of Shares and each grant of rights to subscribe for Shares and such resolutions shall not have been amended or rescinded and shall be in full force and effect;

(c)	as at each date of allotment and issue of Shares and grant of rights to subscribe for Shares, the directors of the Company shall have sufficient authority and power conferred on them to allot and issue such Shares and to grant such rights (as applicable) under section 551 of the 2006 Act and under section 570 of the 2006 Act as if section 561 of the 2006 Act did not apply to such allotment and issue or grant and the directors of the Company shall not allot or issue (or purport to allot or issue) Shares and shall not grant rights (or purport to grant rights) to subscribe for Shares in excess of such powers or in breach of any other limitation on their powers to allot and issue Shares or grant rights to subscribe for Shares;

(d)	the directors of the Company will use all their authorities and will exercise all their powers in connection with each allotment and issue of Shares and each grant of rights to subscribe for Shares bona fide in the interests of the Company and in a way most likely to promote the success of the Company for the benefit of its members as a whole;

(e)	the Articles, a copy of which is attached to the Secretary’s Certificate, were adopted by special resolution passed by the requisite majority of the members of the Company at a general meeting of the Company, duly convened and held, at which a quorum was present and no alteration shall have been made as at the date of allotment of such Shares to the Articles;

(f)	the directors of the Company present at each meeting referred to in paragraph 3.14(b) above shall duly declare any personal interest in the business transacted at the meeting and shall be entitled to count in the quorum and to vote in respect of the resolutions to be passed at the meeting and that in approving the allotment and issue of Shares or grant of rights to subscribe for any Shares, as the case may be, the directors will be acting in good faith and without any conflict of interest which was not fully disclosed and properly approved; and

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(g)	as at each date of allotment and issue of Shares, the Company shall have received in full a ‘cash consideration’ (as such term is defined in section 583(3) of the 2006 Act) equal to the subscription price payable for such Shares (such subscription price being no less than the nominal value of such Shares, whether in pounds sterling or equivalent in any other currency) and shall have entered the holders thereof in the register of members of the Company (or in the case of securities other than Ordinary Shares or Preference Shares, other applicable register) showing that such Shares shall have been fully paid up as to their nominal value and any premium thereon as at the date of their allotment;

3.15	that no Shares or Debt Securities have been or shall be offered to the public in the United Kingdom in breach of the Financial Services and Markets Act 2000 (“FSMA”) or of any other UK laws or regulations concerning the offer of securities to the public, and no communication has been or shall be made in relation to the Shares or the Debt Securities in breach of section 21 of FSMA or any other UK laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for, shares or other securities;

3.16	that the ADSs represent Ordinary Shares on a one-for-one basis;

3.17	that no shares or securities of the Company are listed on any recognised investment exchange in the United Kingdom (as defined in section 285 of FSMA) or traded on any prescribed market (as defined in the Financial Services and Markets Act 2000 (Prescribed Markets and Qualifying Investments) Order 2001);

3.18	that in allotting and/or issuing or granting rights to subscribe for Shares or Debt Securities the Company is not carrying on a regulated activity for the purposes of section 19 of FSMA;

3.19	that the Company’s place of central management and control is not in the UK, the Channel Islands or the Isle of Man for the purposes of the City Code on Takeovers and Mergers:

3.20	that, in respect of the Debt Securities to be registered on Form S-3, a meeting of the board of directors of the Company (or a duly constituted and empowered committee thereof) shall have been duly convened and held and a valid resolution passed at such meeting, or a valid written resolution of the directors or a duly constituted and empowered committee thereof shall have been passed, to approve, establish and authorise the terms of each Debt Security and the related indentures and to approve and authorise the issue and sale of such Debt Securities and such resolutions shall not have been amended or rescinded and shall be in full force and effect;

3.21	that the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded;

3.22

that none of the terms of any security to be established subsequent to the date hereof, nor the issuance and delivery of such security, nor the compliance by the Company with the terms of such security will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the relevant company, or any

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restriction imposed by any court or governmental body having jurisdiction over any of the companies in the Company’s group or their respective assets;

3.23	that in so far as any obligation under the Indentures or the Debt Securities falls to be performed in any jurisdiction outside England and Wales, its performance will not be illegal or adversely affected by virtue of the laws or regulations of or applicable in that jurisdiction;

3.24	that the Company will, at the relevant time, have the capacity, power and authority to effect the execution, delivery and issue of the Debt Securities and the execution, delivery and performance of the Indentures;

3.25	that no law of any jurisdiction outside England and Wales would be contravened by the execution, delivery, issue or performance of the terms of the Debt Securities, or by the execution, delivery or performance of the terms of the Indentures;

3.26	that the Company has complied (and will continue to comply) with all applicable anti-terrorism, anti-corruption, anti-money laundering, sanctions and human rights laws and regulations, and that performance and enforcement of the Indentures and the Debt Securities is, and will continue to be, consistent with all such laws and regulations;

3.27	that the Indentures and the Debt Securities have the same meaning and effect as if they were governed by English law;

3.28	that the Indentures and the Debt Securities, and the obligations created by each of them, will when executed and delivered be valid and binding on the parties under the laws of the State of New York (by which they are each expressed to be governed) and that there are no conflicts of laws (or other) principles under the laws of the State of New York which would cause any law other than the laws of the State of New York to be applied in construing any of those documents;

3.29	that the Indentures and the Debt Securities are in the form referenced in the Registration Statement;

3.30	that the execution and delivery of Indentures and Debt Securities and any other documents containing guarantees by the Company will be in good faith and in furtherance of the Company’s objects under the Articles and will be a proper use of its directors’ powers and in its best interests and that the exercise of its rights and performance of its obligations thereunder will be of material commercial benefit to the Company and that immediately after the execution of each such document the Company will be solvent;

3.31	that any Shares issued on exercise of the Warrants will be issued in accordance with the terms of those Warrants and in accordance with the Articles;

3.32	that there will be no change to the Articles which would affect any of the opinions given in this opinion;

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3.33	that the Company is not, and will not be (by virtue of the issue of the Debt Securities or otherwise), in breach of any borrowing limits or restrictions in the Articles or any other instrument or contract binding on the Company; and

3.34	that the terms and conditions applicable to the Debt Securities, Warrants and Shares or any combination of the foregoing, will not be inconsistent with the Registration Statement.

4.	OPINION

4.1	Based upon and subject to the foregoing, and subject to the reservations mentioned below and to any matters not disclosed to us, we are of the opinion that:

(a)	the Company is a public limited company duly incorporated and validly existing and in good standing under English law;

(b)	when the Ordinary Shares are issued in accordance with the assumptions above, such Ordinary Shares will be validly issued, fully paid and non-assessable;

(c)	when the Preference Shares are issued in accordance with the assumptions above, such Preference Shares will be validly issued, fully paid and non-assessable;

(d)	when the Indentures have been duly authorised, executed and delivered by the parties thereto in accordance with applicable law, and when the specific terms of a particular series of Debt Securities have been duly authorised and established in accordance with the relevant Indenture and such Debt Securities have been duly authorised, executed, authenticated, issued and delivered in accordance with the relevant Indenture and any applicable underwriting or other agreement, such Debt Securities and Indentures will constitute valid and binding obligations of the Company; and

(e)	under the English rules on conflict of laws, a court or other competent authority sitting in England would apply to any case or controversy arising under an Indenture the law of the State of New York, which is the local law governing the Indenture.

4.2	For the purposes of this opinion we have assumed that the term “non-assessable” in relation to the Ordinary Shares and Preference Shares means under English law that holders of such Shares, in respect of which all amounts due on such Shares as to the nominal amount and any premium thereon have been fully paid, will be under no obligation to contribute to the liabilities of the Company solely in their capacity as holders of such Ordinary Shares or Preference Shares.

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5.	RESERVATIONS

Our reservations are as follows:

5.1	we express no opinion as to matters of United Kingdom taxation or any liability to tax (including, without limitation, stamp duty and stamp duty reserve tax) which may arise or be incurred as a result of or in connection with the Shares, the Warrants, the Indentures or the Debt Securities or the transactions contemplated thereby, or as to tax matters generally;

5.2	we express no opinion on European Community law as it affects any jurisdiction other than England. We also express no opinion as to whether or not a foreign court (applying its own conflict of laws rules) will act in accordance with the parties’ agreement as to jurisdiction and/or choice of law;

5.3	the obligations of the Company are subject to all laws from time to time in effect relating to bankruptcy, insolvency, liquidation, administration, reorganisation or any other laws (or other legal or equitable remedies) or legal procedures affecting the rights of creditors or their enforcement and we have not considered the effect of the Company’s move to Ireland on its centre of main interests for insolvency purposes;

5.4	we have relied entirely on the facts, statements and confirmations contained in the Secretary’s Certificate and we have not undertaken any independent investigation or verification of the matters referred to in the Secretary’s Certificate;

5.5	save as expressly stated in the opinion set out in paragraph 4.1(d) above, we express no opinion as to whether the Indentures or the Debt Securities create legal, valid, binding or enforceable obligations of the parties thereto;

5.6	we express no opinion as to any law other than English law in force, and as interpreted, at the date of this opinion. We are not qualified to, and we do not, express an opinion on the laws of any other jurisdiction. In particular and without prejudice to the generality of the foregoing, we have not independently investigated the laws of the United States of America or the State of New York or the rules of any non-UK regulatory body (including, without limitation, the SEC) or any investment exchange outside the United Kingdom (including, without limitation, the NASDAQ Stock Market LLC) for the purpose of this opinion;

5.7	without prejudice to the generality of paragraph 5.6 above, we have not independently investigated, and we express no opinion as to the effect on the terms of the Indentures and the Debt Securities of, the United States Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). We express no opinion as to any term that may be deemed or required to be included in the Indentures or the Debt Securities by virtue of the Trust Indenture Act or the effect of any conflict between the Trust Indenture Act and the terms of the Indentures or the Debt Securities;

5.8	the choice of the law of the State of New York to govern any obligation to be performed in a jurisdiction outside England may not be recognised or upheld by an English court to the

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extent that to do so would prejudice the application of mandatory rules of law applicable in such other jurisdiction with which the relevant obligation is otherwise solely connected;

5.9	the choice of the law of the State of New York to govern the Indentures and the Debt Securities may not be upheld or recognised by an English court, if it was made with the intention of evading the law or public policy of a jurisdiction with which the Indentures or the Debt Securities had their most substantial connection and where, in the absence of English law, the mandatory provisions of such applicable law would have invalidated any of the terms of the Indentures or the Debt Securities or been inconsistent therewith. The choice of the law of the State of New York may not be upheld or recognised by an English court where to do so would be inconsistent with either: (i) the 1980 Rome Convention on the Law Applicable to Contractual Obligations as applied by virtue of the Contracts (Applicable Law) Act 1990; (ii) where any agreement or instrument is entered into on or after 17 December 2009, Regulation (EC) No 593/2008 of the European Parliament and the Council of 17 June 2008 on the law applicable to contractual obligations (Rome I); or (iii) Regulation (EC) No 864/2007 on the Law Applicable to Non-Contractual Obligations (Rome II). Certain rules of law cannot be derogated from by contract and in those circumstances the English courts will enforce those rules of law notwithstanding the validity of the choice of law;

5.10	if an English court assumes jurisdiction it would not apply the law of the State of New York if (i) the law of the State of New York were not pleaded or proved; or (ii) to do so would be contrary to English public policy or mandatory rules of English law (or the law of the European Union);

5.11	the expression “valid and binding” in paragraph 4.1(d) above means that the obligations expressed to be assumed under the Indentures and the Debt Securities are of a type which the English courts will treat as valid and binding and of a type and form which the English courts enforce. It does not mean and should not be taken to imply that these obligations would necessarily be enforced or capable of enforcement in all circumstances in accordance with the terms of the Indentures and the Debt Securities. In addition, but without limitation:

(a)	claims may become time-barred by statutes of limitation or by lapse of time or may be or become subject to defences of set-off or to counterclaim;

(b)	an English court may refuse to give effect to any provision of the Indentures or the Debt Securities which would be inconsistent with English public policy or contrary to mandatory rules of English law;

(c)	where obligations are to be performed in a jurisdiction outside England, they may not be enforceable in England to the extent that performance would be illegal under the laws, or contrary to the exchange control regulations or public policy, of the other jurisdiction and an English court may take into account the law or public policy of the place of performance and the steps to be taken in the event of defective performance, and we express no opinion as to what order might be obtained from an English court in respect of enforcement of the same;

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(d)	an English court may not give effect to any clause or provision of the Indentures or the Debt Securities which would involve the court in making a new contract for the parties;

(e)	the enforcement of the obligations set out in the Indentures or the Debt Securities may be limited by the provisions of English law applicable to agreements held to have been frustrated by events happening after their execution;

(f)	a party to a contract may be able to avoid its obligations under that contract (and may have other remedies) where it has been induced to enter into that contract by a misrepresentation and the English courts may not enforce an obligation by reason of fraud;

(g)	an agreement to agree is unenforceable under English law;

(h)	the English court may not enforce any clause or provision of the Indentures or the Debt Securities if it lacks certainty as to its basic terms;

(i)	where any person is vested with a discretion or may determine a matter in its opinion, English law may require that such discretion is exercised reasonably or that such opinion is based on reasonable grounds;

(j)	certain rights and obligations may be qualified by the doctrines of good faith and fair conduct, the availability of equitable remedies (including without limitation specific performance) and other matters;

(k)	any provision in the Indentures or the Debt Securities providing for the payment of additional moneys by any party thereto consequent on the breach of any provision thereof by any such party (whether expressed to be by way of additional interest, liquidated damages, penalty or otherwise) would not be enforceable if such provision were held to constitute a penalty or to be in the nature of a penalty;

(l)	any provision in the Indentures or the Debt Securities purporting to provide for severance of any illegal, invalid, non-binding, unenforceable or void provision may not be effective under English law and would be determined by an English court in its discretion;

(m)	an undertaking or indemnity to assume a liability for stamp duty or stamp duty reserve tax in the United Kingdom may be void;

(n)	we express no opinion on the validity, binding effect or enforceability of any provision which seeks to restrict any statutory power or obligation of any of the parties to the Indentures or the Debt Securities;

(o)	the effectiveness of terms exculpating a party from liability or a duty otherwise owed or indemnifying it against liability for breach of trust are limited by law;

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(p)	any provision of the Indentures or the Debt Securities which purportedly entitles a party to claim twice in respect of the same claim is likely to be void;

(q)	the circumstances in which set-off or netting may be available are limited by law;

(r)	an agreement may be varied, amended or discharged by a further agreement or a collateral agreement which may be effected by an oral agreement or a course of dealing, notwithstanding any provision to the contrary and any provision in an agreement which seeks to invalidate any further agreement between the parties which is not made in accordance with a specified procedure may not be enforceable;

(s)	an English court may not necessarily enforce any contractual arrangement to subordinate claims, as between the parties to it, after the onset of insolvency, bankruptcy, reorganisation, administration, assignment to or arrangement with creditors, liquidation, dissolution or other similar proceeding or distribution of assets of a party; and

(t)	the enforceability of any provisions in the Indentures or the Debt Securities relating to the application of proceeds will be subject to any obligations mandatorily preferred by law;

5.12	undertakings, covenants and indemnities contained in the Indentures or the Debt Securities may not be enforceable before an English court insofar as they purport to require payment or reimbursement of the costs of any unsuccessful litigation brought before an English court;

5.13	we express no opinion as to whether specific performance, injunctive relief or any other form of equitable remedy would be available in respect of any obligation under or in respect of the Indentures or the Debt Securities;

5.14	the obligations of the Company under or in respect of the Indentures and the Debt Securities will be subject to any law from time to time in force relating to liquidation or administration or any other law or legal procedure affecting the enforcement of creditors’ rights;

5.15	in our opinion under English law there is doubt as to the enforceability in the United Kingdom, in original actions or in actions for enforcement of judgements of United States courts, of civil liabilities predicated solely upon the United States Federal or State securities laws;

5.16	the expression “in good standing” in paragraph 4.1(a) above means that according to the documents on the file of the Company in the custody of the Registrar of Companies, the Company has been in continuous and unbroken existence since the date of its incorporation and that no notification has been received by the Registrar of Companies that it is in liquidation or administration;

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5.17	any Companies Registry Search may not completely and accurately reflect the situation of the Company at the time it was made due to (i) failure of the Company to file documents that ought to be filed, (ii) statutory prescribed time-periods within which documents evidencing actions may be filed, (iii) the possibility of additional delays (beyond the statutory time-limits) between the taking of the action and the necessary filing with the Registrar of Companies, (iv) the possibility of delays by the Registrar of Companies or his staff in the registration of documents and their subsequent copying onto public records and (v) errors and mis-filing that may occur;

5.18	any Central Index Search may not completely and accurately reveal whether or not petitions for winding-up orders or administration orders have been lodged, since (i) whilst in relation to winding-up petitions it should show all such petitions issued in England and Wales, it is limited to petitions for administration issued in London only, (ii) there may be delays in entering details of petitions on the index, (iii) County Courts may not notify the Central Index immediately (if at all) of petitions which they have issued, (iv) enquiries of the Central Index, in any event, only show petitions presented since June 1994 and (v) errors and mis-filing may occur;

5.19	the list of members maintained by the Company’s registrars does not disclose details of the payment up of any Shares, such details being recorded by or on behalf of the Company in a separate register of allotments which contains certain of the information required under the 2006 Act and we assume that the same procedure will be adopted in relation to the Shares to be registered as described in paragraph 1 above;

5.20	no allotment or issue of any Shares or other securities or Warrants to be registered as described in paragraph 1 above has (we understand) yet taken place and no such allotment or issue may in the event take place;

5.21	a member of a company incorporated under the laws of England and Wales may apply to the English courts under Part 30 of the 2006 Act on the grounds that the affairs of the company are being or have been conducted in a manner unfairly prejudicial to members’ interests, and in such circumstances, the court may (inter alia) require the company to refrain from doing or continuing an act complained of by the petitioner and such an order may extend to the allotment of the Shares, Warrants or Debt Securities;

5.22	with reference to article sixteen of the Subordinated Indenture (and using the capitalised defined terms therein in this paragraph 5.22), if the subordination of Securities provisions therein were governed by English law we would expect those provisions to contain:

(a)	a waiver of defences potentially available under English law to the holders of Indebtedness represented by the Securities against the holders of Senior Indebtedness; and

(b)	a waiver by the holders of the Indebtedness represented by the Securities of any right they may have under English law to first require the holders of Senior Indebtedness to proceed against another person before claiming from the holders of the Indebtedness represented by the Securities;

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5.23	in relation to the assumption at paragraph 3.13 above, we understand that the Company moved its tax residence to the Republic of Ireland in 2008 and we have not considered the effect this change in tax residence may have on any of the matters covered by this opinion;
5.24	as regards the allotment of Shares, this opinion deals exclusively with the statutory authorities and powers required by the directors of the Company to allot the Shares and not with any contractual restrictions which may be binding on the Company or its directors or any investing institutions’ guidelines; and
5.25	this opinion relates exclusively to new Securities which may be issued by the Company from time to time following the date of the Registration Statement. We express no opinion in respect of any securities of the Company existing at the date of this opinion which may be offered or sold from time to time pursuant to the Registration Statement.

This opinion speaks only as at the date hereof. Notwithstanding any reference herein to future matters or circumstances, we have no obligation to advise the addressee (or any third party) of any changes in the law or facts that may occur or become known to us after the date of this opinion.

This opinion is given on condition that it is governed by and shall be construed in accordance with English law as in force and as interpreted at the date of this opinion and that the English courts shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this opinion.

This opinion is given solely to you and solely in connection with the filing of the Registration Statement. It may not be used or relied upon for any other purpose. Furthermore, we are acting solely for the Company in giving this opinion and we do not owe any duty to, or accept any liability to, any other person and no other person may rely on this opinion.

We hereby consent to the filing of this opinion in its full form as an exhibit to the Registration Statement and the use of our name under the caption “Legal Matters” contained in the prospectus which is included in the Registration Statement or in such other form as we may approve in writing.

In giving such consent, if and to the extent that this might otherwise apply in relation to the giving of an opinion governed by English law, we do not admit that we are in the category of persons whose consent is required under Section 7 of the US Securities Act or the Rules and Regulations thereunder.

Yours faithfully

/s/ K&L Gates LLP

K&L Gates LLP